Exhibit 10.61
TENNECO INC. CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN FOR KEY EXECUTIVES
As Amended and Restated Effective December 12, 2007
(the “Plan”)
     The Plan as established by Tenneco Inc., a Delaware corporation, effective on November 4, 1999, has been amended and restated and renamed effective December 12, 2007 (the “Effective Date”). The purpose of the Plan is to induce key employees to enter into, or continue their services or employment with, and to steadfastly serve the Company if and when a Change in Control (as defined below) is threatened, despite attendant career uncertainties, by committing the Company to provide severance benefits in the event their employment terminates as a result of a Change in Control.
1.	Definitions
A.	“Change in Control” means any of the following events (but no event other than one of the following events):
(1)	any person, alone or together with any of its affiliates or associates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities having general voting rights; provided, however, that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this clause (1) solely because the requisite percentage of either the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by one or more Tenneco Companies; or

(2)	members of the Incumbent Board cease to constitute a majority of the Company Board; or

(3)	the consummation of any plan of merger, consolidation, share exchange or combination between the Company and any person, including without limitation becoming a subsidiary of any other person, or the consummation of any sale, exchange or other disposition of all or substantially all of the Company’s assets (any such transaction, a “Business Combination”) without all or substantially all of the persons who are the beneficial owners of the then outstanding shares of the common stock of the Company (“Outstanding Common Stock”) or of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting

Securities”) immediately prior to such Business Combination constituting the beneficial owners, directly or indirectly, of fifty percent (50%) or more of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; or

(4)	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
B.	“Committee” means the Compensation/Nominating/Governance Committee of the Company Board or any successor thereto.

C.	“Company” means Tenneco Inc., a Delaware corporation, and any successors thereto as provided in Section 11.

D.	“Company Board” means the Board of Directors of the Company.

E.	“Competing Business” means any business or activity that (1) competes with any Tenneco Company for which the Key Executive performed services or the Key Executive was involved in for the purposes of making strategic or other material business decisions and involves (2) (a) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any Tenneco Company during the term of such Key Executive’s employment with the Tenneco Companies or (b) products or services so similar in nature to that of any Tenneco Company during the term of such Key Executive’s employment with the Tenneco Companies (or that any Tenneco Company will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Tenneco Companies.

F.	“Confidential Information” means Trade Secrets as well as information acquired by the Key Executive in the course and scope of his or her activities during such Key Executive’s employment with the Tenneco Companies, including information acquired from third parties, that:
(1)	is not generally known or disseminated outside the Tenneco Companies (such as non-public information);

(2)	is designated or marked by any Tenneco Company as “confidential” or reasonably should be considered confidential or proprietary; or

(3)	any Tenneco Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Tenneco Companies.
Without limiting the foregoing definitions, some examples of Confidential Information under the Plan include:
(1)	matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services;

(2)	information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about automotive devices or products of any Tenneco Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys; and

(3)	any other information or matters of a similar nature.
G.	“Constructive Termination” will be deemed to have occurred if, upon or following the Change in Control, a Key Executive separates from service with all Tenneco Companies after the Tenneco Companies, by action or inaction, and without the Key Executive’s express prior written consent:
(1)	materially diminish in any manner the Key Executive’s status, position, duties or responsibilities with the Tenneco Companies from those in effect immediately prior to the Change in Control (without limiting the generality of the foregoing, for purposes of this clause (1) a material diminution will be deemed to have occurred if the Key Executive does not maintain the same or greater status, position, duties and responsibilities with the ultimate parent corporation of a controlled group of corporations of which the Company is a member upon consummation of the transaction or transactions constituting the Change in Control);

(2)	materially reduce the Key Executive’s then current annual cash compensation from the Tenneco Companies below the sum of (a) the Key Executive’s annual base salary or annual base compensation from the Tenneco Companies in effect immediately prior to the Change in Control and (b) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan for the calendar year completed immediately prior to the Change in Control; provided, however, a material reduction for purposes of this clause (2) shall not be deemed to have occurred if the Key Executive’s then current annual cash compensation is reduced as part of an overall cost reduction program that affects all senior executives of the Tenneco Company and does not disproportionately affect the Key Executive;

(3)	cause a material reduction in (a) the level of aggregate Tenneco Companies-paid medical benefit, life insurance and disability plan coverages; or (b) the aggregate rate of Tenneco Companies-paid thrift/savings plan contributions and of Tenneco Companies-paid defined benefit retirement plan benefit accrual, from those coverages and rates in effect immediately prior to the Change in Control; provided, however, a material reduction for purposes of this clause (3) shall not be deemed to have occurred if a reduction as described in subclause (a) or (b) occurs as part of an overall cost reduction program that affects all senior executives of the Tenneco Company and does not disproportionately affect the Key Executive;

(4)	effectively require the Key Executive to relocate because of a transfer of the Key Executive’s place of employment with the Tenneco Companies from the place where the Key Executive was employed immediately prior to the Change in Control (for purposes of the foregoing, a transfer of place of employment shall be deemed to require a Key Executive to relocate if such transfer is greater than 50 miles from the place where the Key Executive was employed immediately prior to the Change in Control); or

(5)	materially breach any provision of the Plan.
A Constructive Termination will be deemed to have occurred for all Key Executives if any successor to the Company in a Business Combination described in Section 1(A)(3) above constituting a Change in Control fails to assume, in writing, all of the Company’s obligations under the Plan promptly upon consummation of such Change in Control.

Notwithstanding anything to the contrary in this Section 1(G), a Constructive Termination will not be deemed to have occurred unless the Key Executive delivers to the Company a written notice of the existence of a condition described in this Section 1(G) within 90 days after the Key Executive has actual knowledge of the existence of such condition, and the Key Executive does not terminate his employment due to Constructive Termination until the Key Executive has given the Company at least 30 days in which to cure the condition set forth in the written notice and if such condition is not cured by the 30th day, the Key Executive’s employment shall terminate on such date.

In addition, a determination that a Key Executive has been Constructively Terminated for purposes of eligibility for benefits under this Plan shall be based solely on the criteria set forth in this Section 1(G) and the Key Executive’s eligibility or application for, or receipt of, any retirement benefits from any Tenneco Company following separation from service shall have no bearing on such determination.
H.	“Disability” shall mean the permanent and total disability as determined under the rules and guidelines established by a Tenneco Company in order to qualify for long-term disability coverage under the Tenneco Company’s long-term disability plan in effect at the time.

I.	“Discharge for Cause” shall be deemed to have occurred only if, following the Change in Control, a Key Executive is discharged by any of the Tenneco Companies from employment because:
(1)	the Key Executive has engaged in serious misconduct or willfully or materially violated, or willfully or materially failed to comply with, the Company’s Corporate Compliance Policies or Statement of Business Principles in his or her capacity as an employee of any of the Tenneco Companies; or

(2)	the Key Executive has willfully and continually failed (unless due to incapacity resulting from physical or mental illness) to substantially perform the duties of his or her employment by any of the Tenneco Companies after written demand for substantial performance is delivered to the Key Executive by any of the Tenneco Companies specifically identifying the manner in which the Key Executive has not substantially performed such duties.
Notwithstanding the foregoing, a Key Executive who, immediately prior to the Change in Control, is a member of Executive Group I or II shall not be deemed to have been Discharged for Cause unless a written notice has been delivered to the Key Executive stating that the Tenneco Companies have terminated the Key Executive’s employment, which notice shall include a resolution, adopted by at least a three-quarter’s vote of the Incumbent Board (after the Key Executive has been provided with reasonable notice and an opportunity, together with counsel, for a hearing before the entire Incumbent Board), finding that the Key Executive has engaged in the conduct set forth in clause (1) or (2) of the preceding sentence.

J.	“Executive Group I,” from and after the Effective Date, shall consist of the Chief Executive Officer of the Company.

K.	“Executive Group II,” from and after the Effective Date, shall consist of each individual,
(1)	who is not a member of Executive Group I, and

(2)	who, immediately prior to the Change in Control, is an employee of a Tenneco Company who reports directly to the Chief Executive Officer of the Company and is in an executive salary grade of 6 or higher.
L.	“Executive Group III,” from and after the Effective Date, shall consist of each individual,
(1)	who is not a member of Executive Group I or II, and

(2)	who, immediately prior to the Change in Control, is an employee of a Tenneco Company who is critical to the negotiation or consummation of a corporate transaction and who has been designated by the Chief Executive Officer of the Company, in writing before the Change in Control, with the approval of the Committee, as a member of Executive Group III. In no event shall Executive Group III contain more than ten (10) members.
M.	“Executive Incentive Compensation Plan” means the Tenneco Inc. Value Added Incentive Compensation Plan and any successor thereto.

N.	“Incumbent Board” means
(1)	the members of the Company Board on the Effective Date, to the extent that they continue to serve as members of the Company Board; and

(2)	any individual who becomes a member of the Company Board after the Effective Date, (a) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Company Board or (b) if his or her election or nomination for election as a director is approved by a vote of at least a majority of the then Incumbent Board, except that a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company shall not be considered a member of the Incumbent Board for purposes of this subclause (b).

O.	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

P.	“Key Executive” means an individual who, immediately prior to the Change in Control, is a member of Executive Group I, Executive Group II, or Executive Group III.

Q.	“Prohibited Area” means countries in North America and Europe, Brazil, Mexico, China, Russia and India, all of which are the geographic areas in which the Tenneco Companies conduct a preponderance of their business and in which the Key Executive provides substantive services to the benefit of the Tenneco Companies.

R.	“Section 409A” means Section 409A of the Internal Revenue Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

S.	“Stock Plans” means the 1996 Tenneco Inc. Stock Ownership Plan, the Tenneco Automotive Inc. Stock Ownership Plan, the Tenneco Automotive Inc. 2002 Long-Term Incentive Plan, the Tenneco Inc. 2006 Long-Term Incentive Plan and any other equity-based or stock-based plan, program or arrangement of a Tenneco Company, and any successors thereto.

T.	“Tenneco Company” and “Tenneco Companies” mean the Company and any stock corporation of which a majority of the voting common or capital stock is owned directly or indirectly by the Company.

U.	“Threatened Change in Control” means (1) any publicly disclosed proposal, offer, actual or proposed purchase of stock or other action which, if consummated, would, in the opinion of the Incumbent Board, constitute a Change in Control, including the Company entering into an agreement, the consummation of which would result in a Change in Control or (2) the adoption of a resolution by the Incumbent Board that a Threatened Change in Control has occurred.

V.	“Threatened Change in Control Period” means the period beginning on the date a Threatened Change in Control occurs and ending on the earlier of (1) the date the proposal, offer, actual or proposed purchase of stock or other action is formally withdrawn or the Incumbent Board has determined that the circumstances which constituted the Threatened Change in Control no longer exist or (2) the date a Change in Control occurs.

W.	“Trade Secrets” mean information of special value, not generally known to the public that any Tenneco Company has taken steps to maintain as secret from persons other than those selected by any Tenneco Company.
For purposes of the definitions in Section 1 and the Plan, the terms “associate,” “affiliate,” “person,” and “beneficial owner” shall have the respective meanings set forth in Sections 3(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, and the regulations promulgated under Section 12 of the Exchange Act. For purposes of the Plan, the terms “separation,” “separation from service,” termination” and “termination of employment,” and variations thereof, as used in the Plan, are intended to mean a separation from service or termination of employment that constitutes a “separation from service” under Section 409A.
2.	Eligibility for Benefits.
If (i) within two years after a Change in Control, a Key Executive is separated from service as an employee with the Tenneco Companies (a) because the Key Executive is discharged by the Tenneco Companies, provided that such discharge is not a Discharge for Cause nor a discharge due to the death or Disability of the Key Executive, or (b) because of Constructive Termination, and (ii) throughout the period beginning with the Change in Control and ending with such separation from service with the Tenneco Companies, the Key Executive remains an employee of the Tenneco Companies, such Key Executive shall be entitled to receive the benefits described in Sections 3 and 5 below, payable in accordance with Section 4 below to the extent applicable.
3.	Severance Benefits.
A.	If the Key Executive is a member of Executive Group I immediately prior to the Change in Control – a cash amount equal to three times the sum of (a) the Key Executive’s annual base salary in effect immediately prior to the Change in Control, plus (b) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control.

B.	If the Key Executive is a member of Executive Group II immediately prior to the Change in Control – a cash amount equal to two times the sum of (a) the Key Executive’s annual base salary in effect immediately prior to the Change in Control, plus (b) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control.

C.	If the Key Executive is a member of Executive Group III immediately prior to the Change in Control –– a cash amount equal to one times the sum of (a) the Key Executive’s annual base salary in effect immediately prior to the Change in Control, plus (b) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control.

D.	All deferred compensation (and earnings accrued thereon) credited to the account of a Key Executive under any deferred compensation plan, program or arrangement of the Tenneco Companies shall be paid to such

Key Executive pursuant to and in accordance with the terms of such plan, program or arrangement.

E.	A cash amount equal to the sum of (a) any incentive compensation which has been allocated or awarded to such Key Executive under the Executive Incentive Compensation Plan for a completed calendar year or other measuring period preceding the Key Executive’s separation from service but has not yet been paid and (b) a pro rata portion to the date of the Key Executive’s separation from service with the Tenneco Companies of the aggregate value of all incentive compensation awards to such Key Executive under the Executive Incentive Compensation Plan for the current calendar year or other measuring period, calculated as if all conditions for receiving the targeted annual award amount with respect to all such awards had been met, notwithstanding any provision of the Executive Incentive Compensation Plan to the contrary.

F.	Any outstanding awards under the Stock Plans held by the Key Executive shall continue to be subject to the terms and conditions of the applicable Stock Plan and award agreement.

G.	The Key Executive and his or her eligible dependents, if any, shall continue to be covered by the health, life and disability plans applicable to comparably situated active employees as in effect from time to time and subject to the rules thereof for the period described below. For persons entitled to Executive Group I benefits, and their eligible dependents, the period is three years from his or her separation from service. For persons entitled to Executive Group II benefits, and their eligible dependents, the period is two years from his or her separation from service. For persons entitled to Executive Group III benefits, and their eligible dependents, the period is one year from his or her separation from service. This period of coverage will not count against the minimum period of health coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and persons covered by this provision will be afforded their applicable COBRA rights at the end of the health coverage provided herein.

H.	The Company shall provide each Key Executive with reasonable outplacement services at a cost not to exceed $25,000 during the 12 months following his or her separation from service.

4.	Method of Payment.
A.	The Company shall pay, or cause to be paid, the cash severance benefits under the Plan to the Key Executive in a single cash sum within 30 days following the later of the Key Executive’s separation from service as an employee with the Tenneco Companies and submission of a claim as required by Section 17 of the Plan, provided that the payment at such time can be characterized as a “short-term deferral” for purposes of Section 409A or as otherwise exempt from the provisions of Section 409A, or if any portion of the payment cannot be so characterized, and the Key Executive is a “specified employee” under Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service. Except for withholdings required by law to satisfy local, state, federal and foreign tax withholding requirements, no offset nor any other reduction shall be taken in paying such benefit.

B.	Reimbursement of expenses incurred by the Key Executive pursuant to Section 3(G) shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Internal Revenue Code. If the Key Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of life and disability plan coverages (but not health plan coverages) under Section 3(G) shall be paid by the Key Executive until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service, and such cost shall be reimbursed by the Company to, or on behalf of, the Key Executive in a lump sum cash payment on the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service.
5.	Gross-Up Payment.
A.	If the Key Executive is a member of Executive Group I immediately prior to the Change in Control and any portion of the payments described herein, and/or any other payments no matter the source of such payments, that are paid or payable or distributed or distributable to such Key Executive shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”) (the portion of such payments which are subject to the Excise Tax being referred to herein as the “Payments”), the Company shall pay to the affected Key Executive, not later than 30th day following the date the Key Executive becomes subject to the Excise Tax an additional amount (the “Gross-Up Payment”), such that the net amount retained by the Key Executive after deduction of the Excise Tax on such Payments, and all federal, state, local and foreign income and employment tax (assuming the Key Executive is in the highest marginal tax bracket), interest and penalties and Excise Tax on the Gross-Up Payment, shall be equal to the amount which would have been retained by the Key Executive had the payments not been subject to the Excise Tax.
B.	If the Key Executive is a member of Executive Group II or III immediately prior to the Change in Control and if any portion of the payments described herein, and/or any other payments no matter the source of such payments, that are paid or payable or distributed or distributable to such Key Executive shall be subject to the Excise Tax, then the Payments shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Key Executive is subject to the Excise Tax. Notwithstanding the preceding sentence, if the Key Executive’s aggregate “parachute payments,” as such term is defined under Internal Revenue Code Section 280G, exceed an amount equal to 3.45 times the Key Executive’s “base amount,” as such term is defined under Internal Revenue Code Section 280G, then the Company shall pay to the affected Key Executive, not later than the 30th day following the date the Key Executive becomes subject to the Excise Tax an additional amount (also, a “Gross-Up Payment”), such that the net amount retained by the Key Executive after deduction of the Excise Tax on such Payments, and all federal, state, local and foreign income and employment tax (assuming the Key Executive is in the highest marginal tax bracket), interest and penalties and Excise Tax on the Gross-Up Payment, shall be equal to the amount which would have been retained by the Key Executive had the payments not been subject to the Excise Tax.

C.	The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and the Key Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Internal Revenue Code Sections 280G and 4999. The Company and the affected Key Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accountants hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(D) and the Key Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Key Executive.

D.	The Key Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Key Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Key Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Key Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Key Executive in writing prior to the expiration of such period that it desires to contest such claim, the Key Executive shall:
(1)	give the Company any information reasonably requested by the Company relating to such claim,

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)	cooperate with the Company in good faith in order effectively to contest such claim, and

(4)	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Key Executive harmless, on an after-tax basis, for any Excise Tax or federal, state, local or foreign income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(D), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Key Executive and direct the Key Executive to sue for a refund or contest the claim in any permissible manner, and the Key Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, if the Company pays such claim and directs the Key Executive to sue for a refund, the Company shall indemnify and hold the Key Executive harmless, on an after-tax basis, from any Excise Tax or federal, state, local or foreign income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, any extension of the statute of limitations relating to payment of taxes for the taxable year of the Key Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Key Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

E.	If, after the receipt by the Key Executive of an amount advanced by the Company pursuant to Section 5(D), the Key Executive becomes entitled to receive any refund with respect to such claim, the Key Executive shall (subject to the Company’s complying with the requirements of Section 5(D)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Key Executive of an amount advanced by the Company pursuant to Section 5(D), a determination is made that the Key Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Key Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

F.	Notwithstanding anything to the contrary in the foregoing provisions of this Section 5, the payment of the Gross-Up Payment shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment is no longer subject to a “substantial risk of forfeiture” (as such term is described under Section 409A); except if the Gross-Up Payment is a “deferral of compensation” (as such term is described under Section 409A), then the following provisions of this Section 5(F) shall apply. If the Gross-Up Payment is a deferral of compensation, (i) payment of the portion of the Gross-Up Payment that is taxes shall not be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority; (ii) payment of the portion of the Gross-Up Payment that is interest or penalties incurred by the Key Executive with respect to such taxes shall not be made later than December 31 of the year next following the year in which the Key Executive incurs such interest or penalties, as applicable; and (iii) reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, local or foreign, shall not be made later than the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final nonapplicable settlement or other resolution of the litigation. If the Gross-Up Payment is a deferral of compensation, the amount of interest and penalties eligible for payment or reimbursement in any year shall not affect the amount of such interest and penalties eligible for payment or reimbursement in any other year, nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing provisions of this Section 5(F) that are applicable to deferrals of compensation, if (i) the Gross-Up Payment is a deferral of compensation, (ii) the Key Executive is a “specified employee” under Section 409A upon the Key Executive’s separation from service, and (iii) all or any portion of the Gross-Up Payment is considered made upon the Key Executive’s separation from service, the portion of the Gross-Up Payment which is considered made upon the Key Executive’s separation from service shall not be made until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service.
6.	Noncompetition. Without the prior written consent of the Company Board (which may be withheld in the Company Board’s sole discretion), so long as the Key Executive is an employee of a Tenneco Company and for a one-year period thereafter (or, in the case of a Key Executive who is a member of Executive Group I immediately prior to his or her separation from service, for a two-year period thereafter), by accepting participation in the Plan, the Key Executive agrees that he or she shall not anywhere in the Prohibited Area, for himself or herself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business, for his or her own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. Such prohibition shall not apply to the Key Executive’s passive ownership of not more than five percent (5%) of a publicly-traded company.

7.	No Solicitation or Interference. So long as the Key Executive is an employee of a Tenneco Company and for a one-year period thereafter (or, in the case of a Key Executive who is a member of Executive Group I immediately prior to his or her separation from service, for a two-year period thereafter), the Key Executive agrees, by accepting participation in the Plan, that he or she shall not, whether for his or her own account or for the account or benefit of any other person, throughout the Prohibited Area:
A.	request, induce or attempt to influence (1) any customer of a Tenneco Company to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (2) any person employed by (or otherwise engaged in providing services for or on behalf of) any Tenneco Company to limit, curtail, cancel or terminate any employment, consulting or other service arrangement with any Tenneco Company. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of a Tenneco Company;

B.	solicit from or sell to any customer any products or services that any Tenneco Company provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that any Tenneco Company sold or provided while the Key Executive was employed with, or providing services to, any Tenneco Company;

C.	contact or solicit any customer for the purpose of discussing (1) services or products that are competitive with and the same or closely similar to those offered by any Tenneco Company or (2) any past or present business of any Tenneco Company;

D.	request, induce or attempt to influence any supplier, distributor or other person with which any Tenneco Company has a business relationship to limit, curtail, cancel or terminate any business it transacts with any Tenneco Company; or

E.	otherwise interfere with the relationship of any Tenneco Company with any person which is, or within one year prior to the Key Executive’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any Tenneco Company.
8.	Confidential Information. During the period of the Key Executive’s employment with the Tenneco Companies and at all times thereafter, the Key Executive shall hold in secrecy for the Company all Confidential Information that may come to his or her knowledge, may have come to his or her attention or may have come into his or her possession or control while employed by a Tenneco Company (or otherwise performing services for any Tenneco Company). Notwithstanding the preceding sentence, the Key Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Key Executive in violation of this Section 8) or (b) the Key Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his or her duties to the Tenneco Companies, the Key Executive shall not use for his or her own benefit or disclose (or permit or cause the disclosure of) to any person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Key Executive’s employment and as necessary to perform his or her duties, the Company will provide and grant the Key Executive access to the Confidential Information. The Key Executive recognizes that any Confidential Information is of a highly competitive value and that the Confidential Information could be used to the competitive and financial detriment of any Tenneco Company if misused or disclosed by the Key Executive.

9.	Reasonableness; Remedies. The Key Executive acknowledges, by accepting participation in the Plan, that each of the restrictions set forth in Sections 6, 7, and 8 is reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Tenneco Companies) and that a breach of any of the covenants contained in Section 6, 7 or 8 would result in material irreparable injury to the Tenneco Companies for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, each Tenneco Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any Tenneco Company may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

10.	Extension; Survival. By acceptance of participation in the Plan, the Key Executive agrees that the time periods identified in Section 6, 7 and 8 will be stayed, and the Company’s obligation to make any payments or provide any benefits under the Plan shall be suspended, during the period of any breach or violation by the Key Executive of the covenants contained in such Sections. Each of the provisions of Sections 6, 7 and 8 is fundamental to the Company’s willingness to enter into this Plan and for it to provide for the severance and other benefits described in the Plan, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the Company that each provision of Sections 6, 7 and 8 be enforced to the fullest extent permitted by law. If any part of Section 6, 7 or 8, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), such provision shall be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from the Plan, but the remainder of the Plan (expressly including any other provision of Sections 6, 7 and 8) shall remain in full force and effect.

11.	Assignment. No Key Executive may assign, transfer, convey, mortgage, hypothecate, or in any way encumber any benefit payable under the Plan, nor shall the Key Executive have any right to receive any benefit under the Plan except at the time, in the amount and in the manner provided in the Plan, provided that the rights of a Key Executive under the Plan may be enforced by the Key Executive’s heirs, dependents, beneficiaries and legal representatives.

This Plan may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of “the Company” under the provisions of the Plan. As used in the preceding sentence, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase or otherwise, acquires all, or substantially all, of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all obligations under the Plan, which, except as herein provided, may not be assigned by the Company.

12.	No Mitigation. It will be difficult, and may be impossible, for the Key Executive to find reasonably comparable employment following the termination of the Key Executive’s employment, and the protective provisions under Sections 6, 7 and 8 will further limit the employment opportunities for the Key Executive. The Key Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided under the Plan.

13.	Plan Amendment and Termination. The Plan may be terminated or amended at any time by the Board of Directors provided that during a Threatened Change in Control Period, the Plan may not be terminated or amended in any manner that reduces the benefits to a Key Executives or adversely affects the rights of a Key Executive under the Plan. In the event of a Change in Control, no amendment, or termination, made on or after the date of the Change in Control shall apply to any Key Executive until the expiration of two years and thirty-one days from the date of the Change in Control.

14.	Funding. The Company shall pay, or cause to be paid, any severance benefit under the Plan out of the general assets of the Tenneco Companies. Nothing contained herein shall preclude the Company from establishing a grantor trust through which assets to satisfy obligations under the Plan may be set aside to provide for benefit payments to Key Executives and their dependents or beneficiaries. Any assets or property held by such trust shall be subject to the claims of general creditors of the Company, but only upon the insolvency or bankruptcy of the Company and only to the extent that the assets or property held by such trust are attributable to contributions made by the Company. No person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such funds.

15.	Controlling Law. The Plan shall be interpreted under the laws of the State of Illinois, without regard to its conflicts of laws provisions, except to the extent that federal law preempts the laws of the State of Illinois.

16.	Plan Administrator. The Company is the Plan Administrator, and it shall have the authority to control and manage the operation of this Plan with the authority to construe and interpret the Plan, and to determine all questions of eligibility to participate in the Plan, in its sole discretion.

17.	Making a Claim.
A.	Submission of a Claim. In order to claim a severance benefit under this Plan, a Key Executive need only advise the Plan Administrator in writing that the Key Executive’s employment with the Tenneco Companies has terminated and that the Key Executive claims a severance benefit under the Plan and of the mailing address to which the severance benefit or related correspondence is to be sent.

B.	Denial of Claim. If a Key Executive has made a claim for benefits under this Plan and any portion of the claim is denied, the Plan Administrator will furnish the Key Executive with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and a description of the Plan’s appeal procedures and time frames, including a statement of the Key Executive’s right to bring a civil action following an adverse decision on appeal.

The claim will be deemed accepted if the Plan Administrator does not approve the claim and fails to notify the Key Executive within 90 days after receipt of the claim, plus any extension of time for processing the claim, not to exceed 90 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise the Key Executive in writing during the initial 90 days if an extension is necessary, stating the special circumstances requiring the extension and the date by which the Key Executive can expect the Plan Administrator’s decision regarding the claim.

C.	Review Procedure. Within 60 days after the date of written notice denying any benefits, the Key Executive or the Key Executive’s authorized representative may write the Plan Administrator requesting a review of that decision by the Company Board or the Committee.

The request for review may contain such issues and comments as the Key Executive wishes to have considered in the review. The Key Executive may also review pertinent documents in the Plan Administrator’s possession. The Company Board or the Committee will make a final determination with respect to the claim as soon as practicable. The Plan Administrator will advise the Key Executive of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Plan provisions upon which the determination is based. The written notice will also contain a statement that the Key Executive is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his or her claim. The Plan Administrator will also include in the notice a statement describing any voluntary appeal procedures offered by the Plan and the Key Executive’s right to obtain information about such procedures, and a statement of the Key Executive’s right to bring an action under the Employee Retirement Income Security Act of 1974, as amended.

The claim will be deemed accepted on review if the Plan Administrator fails to give the Key Executive written notice of final determination within 60 days receipt of the request for review, plus any extension of time for completing the review, not to exceed 60 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise the Key Executive in writing during the initial 60 days if any extension is necessary, stating the special circumstances requiring the extension and the date by which the Key Executive can expect the Company Board’s or the Committee’s decision regarding the review of the claim.
18.	Legal Fees and Costs. In the event a Key Executive initiates legal action to enforce his or her right to any benefit under this Plan, the Company shall pay all reasonable legal fees and costs incurred by the Key Executive in connection with such legal action, provided that the Key Executive prevails on any material issue that is the subject of the legal action. If the prevailing party is the Key Executive, the payment or reimbursement of legal fees and costs shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment or reimbursement is no longer subject to a “substantial risk of forfeiture” (as such term is described under Section 409A); except if the payment or reimbursement of legal fees and costs is a “deferral of compensation” (as such term is described under Section 409A), payment or reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year, nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing sentence, if the payment or reimbursement of legal fees and costs is a deferral of compensation and the Key Executive is a “specified employee” under Section 409A upon the Key Executive’s separation from service, payment or reimbursement of any legal fees and costs shall not be made until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service.

19.	Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

20.	Notices. Any notice required or permitted under the Plan shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 20, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company, the Company Board, any Tenneco Company or the Committee:

Tenneco Inc. 500 North Field Drive Lake Forest, IL 60045 Attn. General Counsel Telephone No.: (847) 482-5053 Facsimile No.: (847) 482-5040

If to the Executive:

At the most recent address on file with the Company.
21.	Prohibition on Acceleration of Payments.
The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Section 409A and the guidance and Treasury Regulations issued thereunder.
22.	Section 409A.
The Plan and the benefits provided hereunder are intended to comply with Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Tenneco Companies shall not be required to assume any increased economic burden in connection therewith.

23.	Nonduplication.
The Key Executive shall be entitled to receive any greater, or otherwise more favorable, cash severance benefit or Excise Tax gross-up payment under any other plan, program or arrangement with a Tenneco Company. If the Key Executive is entitled to receive a cash severance benefit or Excise Tax gross-up payment under any other plan, program or arrangement with a Tenneco Company, the amount of cash severance benefit to which the Key Executive is entitled under Section 3 or Gross-Up Payment to which the Executive is entitled under Section 5 of the Plan shall be considered to be satisfied to the extent of such other similar benefit.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its officer duly authorized, on the day and year set forth below.

TENNECO INC.

By	/s/ Richard P. Schneider

Its	Senior Vice President — Global Administration

Date: December 24, 2008

22